U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    Mitchell             Gerald                     R.
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   (Last)               (First)                 (Middle)

   2503 South Hanley Road
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                                    (Street)

   St. Louis              MO                    63144
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    K-V Pharmaceutical Company; KVA and KVB

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   December, 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer

   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                        Vice President, Treasurer and CFO
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7.  Individual or Joint/Group Reporting

    [ X ] Form Filed by One Reporting Person
    [   ] Form Filed by More Than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                (A)                of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount   or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V               (D)                and 4)         (Instr.4) (Instr. 4)
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

Class A Common Stock                   12/28/01       M              1,500     A     $6.646
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Class B Common Stock                   12/28/01       M              1,500     A     $6.673       42,000          D
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Class A Common Stock                   12/31/01       G       V      2,220     D      N/A         39,780          D
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SEC.CHA





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
          4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code  V   (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)       4)
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

Option to                                                                       Class A
Purchase       $6.646    12/28/01   M                  1,500           8/15/07  Common    1,500             9,750      D
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Option to                                                                       Class B
Purchase       $6.673    12/28/01   M                  1,500           8/15/07  Common    1,500             9,750      D
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

Explanation of Responses:



/s/ Gerald R. Mitchell                                         1/07/02
---------------------------------------------            -----------------------
    **Signature of Reporting Person                               Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

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